Exhibit 10.18
CHEVRON CORPORATION
RETIREMENT RESTORATION PLAN
(Amended and Restated as of July 1, 2006)

EXHIBIT 10.18

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TABLE OF CONTENTS
(continued)

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CHEVRON CORPORATION
RETIREMENT RESTORATION PLAN
(Amended and Restated as of July 1, 2006)
SECTION 1. INTRODUCTION.
     The Chevron Corporation Retirement Restoration Plan (the “RRP”) was established effective July 1, 2002 to provide additional retirement benefits due to the limitations of sections 401(a)(17) and 415 of the Code, and to deferred compensation not counting as benefits bearing compensation under the qualified Chevron Retirement Plan. The RRP was formed from a spin-out on July 1, 2002 of the defined benefit portion of the liabilities of the Chevron Corporation Excess Benefit Plan (the “Excess Plan”) which had been originally established effective January 1, 1976, and from the later December 10, 2003 spin-out of the defined benefit portions of the liabilities of the then active former Texaco and Caltex employees participating in the Supplemental Pension Plan of Texaco Inc. and the Excess-Benefit Plan for Employees of ChevronTexaco Global Energy Inc.
     The Chevron Corporation Supplemental Retirement Plan (the “SRP”) was established effective July 1, 2002 to provide additional retirement benefits due to Unrestricted MIP Awards, and on December 10, 2003 was expanded to include additional retirement benefits due to similar executive bonus program awards for former Texaco and Caltex employees. The SRP was formed from a spin-out on July 1, 2002 of the bonus portion of the liabilities of the Excess Plan, and from the later December 10, 2003 spin-out of the liabilities of the then active former Texaco and Caltex employees participating in the Supplemental Bonus Retirement Plan of Texaco Inc. and the Pension Supplementation Plan of ChevronTexaco Global Energy Inc.

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     On August 10, 2005 the Corporation acquired Unocal Corporation (“Unocal”) and later became the sponsor of Unocal Nonqualified Retirement Plan A1, Unocal Nonqualified Retirement Plan B1 and Unocal Nonqualified Retirement Plan C1 (the “Unocal Nonqualified Retirement Plans”). The Unocal Nonqualified Retirement Plans covered eligible employees who were active employees of Unocal or its affiliates on or after January 1, 2005, and provided additional retirement benefits that were not provided under the qualified Unocal Retirement Plan due to the limitations of sections 401(a)(17) and 415 of the Code, to deferred compensation not counting as benefits bearing compensation, and to the calculation of retirement benefits using the high three annual Unocal incentive pay awards, whether or not consecutive.
     Effective as of July 1, 2006, the SRP and the Unocal Nonqualified Retirement Plans were merged into this RRP. However, the benefit calculation and benefit distribution rules that apply to eligible employees who incurred a Separation from Service prior to July 1, 2006 continue to be those described in the RRP, the SRP and the Unocal Nonqualified Retirement Plans as in effect as of the time such employees incurred a Separation from Service (as amended to comply with section 409A of the Code).
SECTION 2. ELIGIBILITY AND PARTICIPATION.
     Participation in the RRP on and after July 1, 2006 shall be limited to:
(a)	Legacy Chevron Active Employee Participants. Members of the Retirement Plan who are Employees on or after July 1, 2006, and whose Retirement Plan benefits are limited due to the requirements of sections 401(a)(17) or 415 of the Code, or on account of salary deferrals under the Deferred Compensation Plan or Unrestricted MIP Awards not being recognized as Regular Earnings under the Retirement Plan.

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(b)	Legacy Texaco and Caltex Active Employee Participants. Members of the Retirement Plan who are Employees on or after July 1, 2006, who were participants in one of the Prior Qualified Plans, and whose Retirement Plan benefits are limited due to the requirements of sections 401(a)(17) or 415 of the Code or on account of salary deferrals or Unrestricted MIP Awards (or the equivalent Texaco or Caltex executive bonus program awards) not being recognized as Regular Earnings under the Retirement Plan.

(c)	Legacy Unocal Active Employee Participants. Members of the Retirement Plan who are Employees on or after July 1, 2006, who were participants in the Unocal Retirement Plan, and whose Retirement Plan benefits are limited due to the requirements of sections 401(a)(17) or 415 of the Code, on account of salary deferrals or Unrestricted MIP Awards not being recognized as Regular Earnings under the Retirement Plan, or on account of only consecutive Unocal qualifying incentive plan awards being recognized as final average monthly pay under Supplement UU of the Retirement Plan.

(d)	Terminated Employee Participants. Any terminated former Employee who had an undistributed benefit under the RRP, the SRP or one or more of the Unocal Nonqualified Retirement Plans as of June 30, 2006.
     An individual described in (a) above who becomes an Employee on or after July 1, 2006 shall first be eligible to participate in the RRP on the earliest of (i) the first day of the fourth month after the date of his or her first Unrestricted MIP Award, (ii) the date the Committee determines that the Employee’s compensation first exceeded the limitation of section 401(a)(17)

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of the Code, (iii) the date the Committee determines that the benefit payable to or on behalf of the Employee under the Retirement Plan is limited by section 415 of the Code, or (iv) the day before the date the Employees incurs a Separation from Service.
SECTION 3. PLAN BENEFITS.
     This Section 3 applies only to Participants who are Employees on or after July 1, 2006.
(a)	Restoration Benefit. The Restoration Benefit of a Participant who is an Employee on or after July 1, 2006 shall be the lump sum value of the difference between:
(i)	the amount of the Participant’s single life annuity under the Retirement Plan commencing as of the first day of the month following Separation from Service (A) without regard to the limitations required to comply with sections 401(a)(17) or 415 of the Code, (B) including as Regular Earnings salary deferrals under the Deferred Compensation Plan (and under the deferred compensation plans applicable to former Texaco, Caltex and Unocal employees) and (C) adding to Highest Average Earnings the result of dividing the sum of the high three Unrestricted MIP Awards (or the equivalent Texaco or Caltex executive bonus program awards, or Unocal qualifying incentive plan awards), whether or not consecutive, paid (or deferred) in the last 10 years of employment, or all such awards if less than three, by three; and

(ii)	the amount of the Participant’s single life annuity under the Retirement Plan commencing as of the first day of the month following Separation from Service.

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(b)	Legacy Unocal Active Employee Participants. The amount described in (a)(i) above for a Participant who was a participant in the Unocal Nonqualified Retirement Plans on June 30, 2006, shall not be less than the amount calculated under the Unocal Nonqualified Retirement Plans (before offset for the Unocal Retirement Plan benefit) if the Unocal Nonqualified Retirement Plans had continued in effect after June 30, 2006 and the benefit under such Plans was calculated as of the first day of the month following the Participant’s Separation from Service.

(c)	Gulf Retirement Bonus. A Participant who was eligible to receive a Gulf Retirement Bonus under the Supplemental Pension Plan of Gulf Oil Corporation shall be entitled to receive such benefit under the RRP as a part of his or her Restoration Benefit.

(d)	Calculation of Lump Sum Value of Single Life Annuity. The single life annuity and lump sum values described above shall be determined using the applicable formulae and actuarial assumptions in effect under the Retirement Plan as of the first day of the month following the Participant’s Separation from Service.

(e)	Interest. Interest shall accrue on the unpaid portion, if any, of a Participant’s Restoration Benefit, commencing on the first day of the month following the Participant’s Separation from Service. Interest shall be credited and compounded daily such that the interest rate for the Quarter will be equal to the average market yield for the preceding Quarter on constant maturity U.S. Government 10-year bonds. Notwithstanding the foregoing, no interest shall accrue on the unpaid

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portion of a Participant’s Restoration Benefit that is being paid in the form of an annuity.
SECTION 4. DISTRIBUTION OF PLAN BENEFITS.
     This Section 4 applies only to Participants who are Employees on or after July 1, 2006. Such a Participant’s Plan Benefit shall be distributed in cash and at such time (or times) as the described in this Section 4, but no earlier than the first Quarter that is at least 12 months following the date the Participant incurs a Separation from Service.
(a)	Default Distribution Form. Unless the Participant makes a valid election with the Committee as described in this Section 4, the Participant’s Plan Benefit shall be distributed in a lump sum in the first Quarter that is at least 12 months following the date the Participant incurs a Separation from Service.

(b)	Time and Form of Distribution. By filing the prescribed forms with the Committee by the later of December 31, 2006 or 30 days after the Participant is first eligible to participate in the RRP, the Participant may elect a distribution in a lump sum, or in 10 or fewer approximately equal annual installments, payable or commencing in the first Quarter or in the first January that is one or more whole years (as elected by the Participant) following the date the Participant incurs a Separation from Service, but not later than the later of the first January after the date the Participant attains age 70-1/2 or the Quarter that is at least 12 months following the date the Participant incurs a Separation from Service. All installments after the first shall be paid in January.

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(c)	Determination of Installment Payment Amount. The amount of any installment payment shall be determined by dividing the unpaid balance of the Participant’s Plan Benefit, including credited interest, as of the beginning of the Quarter that includes the distribution date, by the number of annual payments remaining to be made.

(d)	Change of Time or Form of Distribution. The Participant may elect to change the time or manner of payment of his or her Plan Benefit by filing the prescribed forms with the Committee at least 12 months prior to the date such payment otherwise would be made or commence. The new election can be a lump sum or installments payable as described in (b) above. If the new election is made prior to 2007, the new payment date must be at least 12 months after the new election is filed. If the new election is made after 2006, the new payment date must be at least 5 years after the original payment date. For this purpose, “payment date” means the date a lump sum is payable or the date the first of a series of installments is payable.

(e)	Unforeseeable Emergency. A Participant who has incurred a Separation from Service, or a Beneficiary of a deceased Participant, who has an unforeseeable emergency (as defined in section 409A of the Code and the regulations thereunder) may request an immediate lump sum payment of all or any portion of the Participant’s or Beneficiary’s Plan Benefit, provided that such requested amount is reasonably necessary to satisfy such emergency need (as determined by

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the Committee in accordance with section 409A of the Code and the regulations thereunder).

(f)	Mandatory Cashout Limit. Notwithstanding any other provision of this Section 4, if a Participant’s Plan Benefit is less than $50,000 on the first business day of the first Quarter that is at least 12 months following the date the Participant incurs a Separation from Service, such Plan Benefit shall be distributed in a lump sum in such Quarter.

(g)	Unocal Retirement Plan Payments Commence in 2006 . If a Participant commences his or her Unocal Retirement Plan benefits on or before December 31, 2006, then the rules described in Sections 4(a), 4(b), and 4(f) above shall not apply to such Participant. Instead, the rules relating to the default distribution form, to the time and form of distributions, and to mandatory cashouts described in the Unocal Nonqualified Retirement Plans as in effect on June 30, 2006 shall apply to the portion of such Participant’s Restoration Benefit equal to (i) the amount calculated under the Unocal Nonqualified Retirement Plans (before offset for the Unocal Retirement Plan benefits) if the Unocal Nonqualified Retirement Plans had continued in effect after June 30, 2006 and the benefit under such Plans was calculated as of the first day of the month following the Participant’s Separation from Service, minus (ii) the amount described in Section 3(a)(ii). Any additional Restoration Benefit shall be paid in a lump sum in February 2007. Notwithstanding the foregoing provisions of this Section 4(g), no Restoration Benefit shall be paid to a Specified Employee earlier than six months following

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the date the Participant incurs a Separation from Service. “Specified Employee” means a specified employee of the Affiliated Group within the meaning of section 409A of the Code.
SECTION 5. DEATH BENEFITS.
(a)	Amount of Death Benefit. If a Participant dies, the unpaid portion of the Participant’s Plan Benefit shall be distributed to the Participant’s Beneficiary in accordance with Section 5(c) at the same time and in the same form such Plan Benefit would have been distributed to the Participant in accordance with Section 4, except that a Beneficiary may request a distribution on account of an unforeseeable emergency as described in Section 4(e).

(b)	Beneficiaries. A Participant may designate, in the manner and on the form prescribed by the Committee, one or more Beneficiaries to receive payment of any Plan Benefit hereunder that becomes distributable after the Participant’s death. A Participant may change such designation at any time by filing the prescribed form in the manner established by the Committee. No Beneficiary designation shall be effective until it is filed in accordance with the procedures established by the Committee. If a Beneficiary has not been designated or if no designated Beneficiary survives the Participant, distribution will be made to the Participant’s surviving spouse as Beneficiary if such spouse is then living or, if not, in equal shares to the then living children of the Participant as Beneficiaries or, if none, to the Participant’s estate as Beneficiary.

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(c)	Time and Form of Distribution. If a Participant who has made a valid election as to the time and form of distribution of his or her Plan Benefit dies, then the Beneficiary shall receive the payment(s) at the same time and in the same form as the Participant would have received such payment(s), except that the Beneficiary may request a distribution on account of an unforeseeable emergency as described in Section 4(e). If the Participant has not made a valid election as to the time and form of his distribution, then payment shall be made in a lump sum as soon as practicable following the Participant’s death.
SECTION 6. MISCELLANEOUS.
(a)	Forfeitures. Plan Benefits shall vest in accordance with the applicable provisions of the Retirement Plan. Notwithstanding such vesting, however, if the Participant engages in Misconduct, the Committee may determine that unpaid Plan Benefits shall be forfeited and/or that Plan Benefits that have been paid to the Participant should be repaid to the Corporation. In addition, if the Participant is indebted to any member of the Affiliated Group, the Committee may determine that the Participant’s unpaid Plan Benefits shall be forfeited to the extent of such indebtedness, and such debt shall be extinguished to the extent of such forfeiture.

(b)	Funding. The RRP shall be unfunded, and all Plan Benefits shall be paid only from the general assets of the Corporation.

(c)	Tax Withholding. All distributions shall be net of any applicable payroll deductions including, but not limited to, any federal, state or local tax

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withholding. In addition, any withholding amount required under the Federal Insurance Contributions Act or the Federal Unemployment Tax Act with respect to a Participant’s Plan Benefit prior to the date a distribution is made from the RRP, if any, and the additional income taxes attributable to such withholding, shall be debited from the Participant’s Plan Benefit.

(d)	No Employment Rights. Nothing in the RRP shall be deemed to give any individual a right to remain in the employ of any member of the Affiliated Group nor affect the right of a member of the Affiliated Group to terminate any individual’s employment at any time and for any reason, which right is hereby reserved.

(e)	No Assignment of Property Rights. Except as provided in Section 6(a)(iii) with respect to a Participant’s indebtedness to any member of the Affiliated Group, or as may be required by applicable law, or as is described below relating to domestic relations orders, no Plan Benefit or property interest in this RRP may be assigned (either at law or in equity), alienated, anticipated or subject to attachment, bankruptcy, garnishment, levy, execution or other legal or equitable process. Any act in violation of this Section 6(e) shall be void. Notwithstanding the foregoing, the creation, assignment or recognition of a right to all or any portion of a Participant’s Plan Benefit hereunder pursuant to an order that would otherwise qualify as a “qualified domestic relations order” (within the meaning of section 414(p) of the Code) if this RRP were a qualified plan under section 401(a) of the Code, shall not constitute a violation of this Section 6(e).

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(f)	Administration. The RRP shall be administered by the Committee. No member of the Committee shall become a Participant in the RRP. The Committee shall make such rules, interpretations and computations as it may deem appropriate. The Committee shall have sole discretion to interpret the terms of the RRP, make any factual findings, and make any decision with respect to the RRP, including (without limitation) any determination of eligibility to participate in the RRP, eligibility for a Plan Benefit, and the amount of such Plan Benefit. The Committee’s determinations shall be conclusive and binding on all persons.

(g)	Amendment and Termination. The Corporation expects to continue the RRP indefinitely. Future conditions, however, cannot be foreseen. Subject to Section 7, the Corporation shall have the authority to amend or to terminate the RRP at any time and for any reason, by action of its board of directors or by action of a committee or individual(s) acting pursuant to a valid delegation of authority. In the event of an amendment or termination of the RRP, a Participant’s Plan Benefit shall not be less than the Plan Benefit to which the Participant would have been entitled if he or she had incurred a Separation from Service immediately prior to such amendment or termination, except to the extent:
(i)	The RRP was amended or terminated to comply with changes in the Code;

(ii)	Some or all of the amount calculated under the RRP’s terms that existed immediately prior to such amendment or termination is subsequently provided from another plan.

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(h)	Effect of Reemployment. If any Participant who has incurred a Separation from Service is reemployed, such Participant shall continue to receive any amounts attributable to his or her previous employment according to his or her existing distribution schedule under the Excess Plan, the Prior Plans, the Unocal Nonqualified Retirement Plans or this RRP, as applicable. When any reemployed Participant subsequently incurs a Separation from Service, the Participant’s Plan Benefit will be determined as follows:
(i)	The Participant’s Restoration Benefit (before offset for the Retirement Plan benefit) will be calculated according to Section 3(a)(i) based on the Participant’s total periods of employment with the Affiliated Group and without regard to any benefits the Participant may have received, or be entitled to receive, on account of his or her prior period of employment.
(ii)	The amount determined pursuant to (i) above shall then be reduced by the present value of all payments previously made (or scheduled to be made in the future) under the Retirement Plan, the defined benefit and bonus portions of the Excess Plan, the SRP, the Prior Plans, the Unocal Nonqualified Retirement Plans or this RRP, as applicable, with respect to the prior period of employment, and by the present value of the benefit to be paid under Retirement Plan with respect to the current period of employment. Such present values shall be determined using the interest rates and other actuarial factors in effect under the Retirement Plan as of the date this calculation is made.

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(i)	Excess Plan/Top-Hat Plan Status. To the extent that the RRP provides a benefit in excess of the limitations on contributions and benefits imposed by section 415 of the Code, the RRP is intended to be an “excess benefit plan” within the meaning of Section 3(36) of ERISA, that is an unfunded deferred compensation program. Otherwise, the RRP is intended to be an unfunded deferred compensation program that is maintained “for a select group of management or highly compensated employees” as set forth in Title I of ERISA. The RRP shall be implemented, administered and interpreted in a manner consistent with this intention.

(j)	Successors and Assigns. The RRP shall be binding upon the Corporation, its Successors and Assigns. Notwithstanding that the RRP may be binding upon a Successor or Assign by operation of law, the Corporation shall also require any Successor or Assign to expressly assume and agree to be bound by the RRP in the same manner and to the same extent that the Corporation would be if no succession or assignment had taken place.

(k)	409A Compliance. This RRP is intended to comply with section 409A of the Code and shall be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, in the event there is a failure to comply with section 409A of the Code (or the regulations thereunder), the Committee shall have the discretion to accelerate the time or form of payment of a Participant’s Plan Benefit, but only to the extent of the amount required to be included in income as a result of such failure.

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(l)	Choice of Law. The RRP and all rights hereunder shall be interpreted and construed in accordance with ERISA and the Code, and, to the extent that state law is not preempted by ERISA, the law of the State of California.
SECTION 7. CHANGE IN CONTROL.
     Notwithstanding any other provisions of the RRP to the contrary, the provisions of this Section 7 shall apply during the Benefit Protection Period.
(a)	Restrictions on Amendments During Benefit Protection Period. Notwithstanding Section 6(g) of the RRP, except to the extent required to comply with applicable law, no amendment of the RRP (other than an amendment to reduce or discontinue future accruals under the RRP after the end of the Benefit Protection Period) that is executed or first becomes effective during the Benefit Protection Period shall:
(i)	Deprive any individual who is a Participant on the Benefit Protection Period Commencement Date or immediately prior to a Change in Control of coverage under the RRP as constituted at the time of such amendment;

(ii)	Deprive any individual who is a Beneficiary with respect to an individual who is a Participant on the Benefit Protection Period Commencement Date or immediately prior to a Change in Control of any benefit to which he or she is entitled on the Benefit Protection Period Commencement Date or may become entitled during the Benefit Protection Period;

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(iii)	Reduce the amount of benefits provided under the RRP below the benefits provided under the RRP on the day prior to the Benefit Protection Period Commencement Date;

(iv)	Amend Sections 6(g), 7, 8(b), 8(c) or 8(d); or

(v)	Terminate the RRP.
(b)	Exception to Section 7(a). Section 7(a) shall not apply to the extent that (i) the amendment or termination of the RRP is approved after any plans have been abandoned to effect the transaction which, if effected, would have constituted a Change in Control and the event which would have constituted the Change in Control has not occurred, and (ii) within a period of six months after such approval, no other event constituting a Change in Control shall have occurred, and no public announcement of a proposed event which would constitute a Change in Control shall have been made, unless thereafter any plans to effect the Change in Control have been abandoned and the event which would have constituted the Change in Control has not occurred. For purposes of this Section 7, approval shall mean written approval (by a person or entity within the Corporation having the authority to do so) of such amendment or termination.

(c)	Restrictions on Certain Actions Prior to or Following, a Change in Control. Notwithstanding any contrary provisions of the RRP and except to the extent required to comply with applicable law, (i) any amendment or termination of the RRP which is executed or would otherwise become effective prior to a Change in Control at the request of a third party who effectuates a Change in Control shall

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not be an effective amendment or termination of the RRP during the Benefit Protection Period; and (ii) the RRP shall not be amended at any time if to do so would adversely affect the rights derived under the RRP from this Section 7 of any individual who is a Participant during the Benefit Protection Period or a Beneficiary with respect to a Participant during the Benefit Protection Period. Furthermore, following a Change in Control, no person shall take any action that would directly or indirectly have the same effect as any of the prohibited amendments listed in Section 7(a).

(d)	Effect on other Benefits. In calculating a Participant’s Plan Benefit under Section 3, it shall be assumed that the Retirement Plan formulae and actuarial assumptions in effect on the Benefit Protection Period Commencement Date had continued in effect through the date the Participant incurs a Separation from Service.

(e)	Distribution of Plan Benefits. Each Participant’s Plan Benefit shall be distributed in a single lump sum cash payment immediately after the later of the date of the Change in Control or the Participant’s Separation from Service.

(f)	Establishment of a Trust. Notwithstanding anything contained in the RRP to the contrary, nothing herein shall prevent or prohibit the Corporation from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the RRP.

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(g)	No Forfeitures. A Participant’s Plan Benefit shall not be subject to forfeiture under any circumstances, including any of the circumstances provided in Section 6(a).

(h)	Miscellaneous.
(i)	The provisions of the RRP shall be deemed severable and the validity or enforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(ii)	The Corporation’s obligation to make the payments and provide the benefits provided for in the RRP and otherwise to perform its obligation hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against the Participant or others.

(iii)	No provision of the RRP may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Participant and the Corporation. No waiver by either party hereto at any time of breach by the other party hereto of, or compliance with, any condition or provision of this RRP to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

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SECTION 8. DEFINITIONS.
     Except as provided below, capitalized terms used in the RRP shall have the same meaning as in the Retirement Plan:
(a)	“Beneficiary” means the person or persons entitled to receive a Participant’s remaining Plan Benefit in the event the Participant dies prior to receiving his or her entire Plan Benefit, as provided in Section 5(b).

(b)	“Benefit Protection Period” means the period commencing on the Benefit Protection Period Commencement Date and terminating two years after the date of a Change in Control.

(c)	“Benefit Protection Period Commencement Date” means the date six months prior to the public announcement of the proposed transaction which, when effected, is a Change in Control.

(d)	“Change in Control” means a change in control of the Corporation as defined in Article VI of the Corporation’s By-Laws, as it may be amended from time-to-time. Notwithstanding the foregoing, the distribution provisions set forth in Section 7(e) shall only be triggered to the extent such a change in control also constitutes a “change in control” within the meaning of section 409A of the Code.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Committee” means the Management Compensation Committee of the Board of Directors of the Corporation.

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(g)	“Corporation” means Chevron Corporation, a Delaware corporation.

(h)	“Deferred Compensation Plan” means the Chevron Corporation Deferred Compensation Plan for Management Employees.

(i)	“Employee” means an individual who is paid on the U.S. dollar Payroll of a member of the Affiliated Group, but shall not include an individual for any period in which he or she is:
(i)	Compensated for services by a person other than a member of the Affiliated Group and who, at any time and for any reason, is deemed to be an Employee;

(ii)	Not on the Payroll of a member of the Affiliated Group and who, at any time and for any reason, is deemed to be an Employee;

(iii)	A leased employee within the meaning of section 414(n) of the Code, or would be a leased employee but for the period-of-service requirement of section 414(n)(2)(B) of the Code, and who is providing services to any member of the Affiliated Group;

(iv)	If, during any period, a member of the Affiliated Group has not treated an individual as an Employee and, for that reason, has not withheld employment taxes with respect to that individual, then that individual shall not be treated as an Employee for that period, even in the event that the individual is determined, retroactively, to have been an Employee during all or any portion of that period.

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(j)	“ERISA” means the federal Employee Retirement Income Security Act of 1974, as amended.

(k)	“ESIP-RP” means the Chevron Corporation ESIP Restoration Plan that was originally established effective as of July 1, 2002 through a spin-out of a portion of the liabilities of the Excess Plan, and has been amended from time to time thereafter.

(l)	“Excess Plan” means the Chevron Corporation Excess Benefit Plan as originally established effective January 1, 1976, amended thereafter from time to time, and effective July 1, 2002 reconstituted to form the RRP, the SRP and the ESIP-RP.

(m)	“Misconduct” means that:
(i)	the Corporation has been required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, and the Committee has determined in its sole discretion that a Participant (A) had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of appropriate individuals within the Corporation or (B) personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur; or

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(ii)	a Participant discloses to others, or takes or uses for his or her own purpose or the purpose of others, any trade secrets, confidential information, knowledge, data or know-how or any other proprietary information or intellectual property belonging to a member of the Affiliated Group and obtained by the Participant during the term of his or her employment, whether or not they are the Participant’s work product. Examples of such confidential information or trade secrets include, without limitation, customer lists, supplier lists, pricing and cost data, computer programs, delivery routes, advertising plans, wage and salary data, financial information, research and development plans, processes, equipment, product information and all other types and categories of information as to which the Participant knows or has reason to know that a member of the Affiliated Group intends or expects secrecy to be maintained; or

(iii)	a Participant fails to promptly return all documents and other tangible items belonging to a member of the Affiliated Group in the Participant’s possession or control, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents or information contained therein, upon Separation from Service, whether pursuant to retirement or otherwise; or

(iv)	a Participant directly or indirectly engages in, becomes employed by, or renders services, advice or assistance to any business in competition with a member of the Affiliated Group at any time during the twelve months

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following Separation from Service with the Affiliated Group. As used herein, “business in competition” means any person, organization or enterprise which is engaged in or is about to become engaged in any line of business engaged in by a member of the Affiliated Group at the time of the Participant’s Separation from Service with the Affiliated Group; or

(v)	a Participant fails to inform any new employer, before accepting employment, of the terms of this section and of the Participant’s continuing obligation to maintain the confidentiality of the trade secrets and other confidential information belonging to a member of the Affiliated Group and obtained by the Participant during the term of his or her employment with the Affiliated Group; or

(vi)	a Participant induces or attempts to induce, directly or indirectly, any of the Affiliated Group’s customers, employees, representatives or consultants to terminate, discontinue or cease working with or for a member of the Affiliated Group, or to breach any contract with a member of the Affiliated Group, in order to work with or for, or enter into a contract with, the Participant or any third party; or

(vii)	a Participant engages in conduct which is not in good faith and which disrupts, damages, impairs or interferes with the business, reputation or employees of a member of the Affiliated Group; or

(viii)	a Participant committed an act of embezzlement, fraud or theft with respect to the property of a member of the Affiliated Group.

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The Committee shall determine in its sole discretion whether the Participant has engaged in any of the acts set forth in (i) through (viii) above, and its determination shall be conclusive and binding on all interested persons. Any provision of this definition of Misconduct which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by such invalid or unenforceable provision, without invalidating or rendering unenforceable the remaining provisions of this definition of Misconduct.
(n)	“Participant” means a person who is eligible to participate in the RRP as provided in Section 2.

(o)	“Plan Benefit” means the benefit described in Section 3.

(p)	“Plan Year” means the calendar year.

(q)	“Prior Plans” means the defined benefit portion of the Supplemental Pension Plan of Texaco Inc., the defined benefit portion of the Excess-Benefit Plan for Employees of ChevronTexaco Global Energy Inc., the Supplemental Bonus Retirement Plan of Texaco Inc., and the Pension Supplementation Plan of ChevronTexaco Global Energy Inc.

(r)	“Prior Qualified Plans” means the Retirement Plan of Texaco Inc. and the Group Pension Plan of Chevron Global Energy Inc.

EXHIBIT 10.18
(s)	“Quarter” means a calendar quarter.

(t)	“Restoration Benefit” means the benefit described in Section 3(a).

(u)	“Retirement Plan” means the qualified Chevron Retirement Plan.

(v)	“RRP” means the Chevron Corporation Retirement Restoration Plan.

(w)	“Separation from Service” means separation from service with the Affiliated Group within the meaning of section 409A of the Code.

(x)	“SRP” means the Chevron Corporation Supplemental Retirement Plan that was originally established effective as of July 1, 2002 through a spin-out of a portion of the liabilities of the Excess Plan, was amended from time to time thereafter, and effective July 1, 2006 was merged into the RRP.

(y)	“Successors and Assigns” means a corporation or other entity acquiring all or substantially all the assets and business of the Corporation (including the RRP) whether by operation of law or otherwise.

(z)	“Unocal” means Unocal Corporation, a Delaware corporation.

(aa)	“Unocal Nonqualified Retirement Plans” means Unocal Nonqualified Retirement Plan A1, Unocal Nonqualified Retirement Plan B1 and Unocal Nonqualified Retirement Plan C1.

(bb)	“Unrestricted MIP Award” means any MIP award that is not subject to forfeiture conditions established by the Committee (other than the forfeiture conditions

EXHIBIT 10.18
expressly described in the MIP text). “Unrestricted MIP Award” also includes such other bonus or incentive awards which the Committee has designated as such for purposes of this RRP, or which were included under the Excess Plan prior to July 1, 2002.
SECTION 9. EXECUTION.
     To record the amendment and restatement of the RRP to read as set forth herein effective as of July 1, 2006, the Chair of the Management Compensation Committee of the Board of Directors of Chevron Corporation has executed this document on this 2nd day of August, 2006.

CHEVRON CORPORATION

By	/S/ Robert J. Eaton

Chair of Management
Compensation Committee